Exhibit 99.1

IA GLOBAL RELATIONSHIP WITH MR MICHAEL NING AND TAICOM SECURITIES CO LTD

SAN FRANCISCO, CA July 2, 2008/Business Wire/

IA Global, Inc. (Amex: IAO) announced a stock exchange with Taicom Securities Co Ltd (“Taicom”) which closed June 3, 2008. The Taicom transaction contributed to the increase in IA Global’s stockholders equity to approximately $14 million as of June 30, 2008. The majority stockholder of Taicom is Michael Ning, an existing shareholder of IA Global, Inc. The new relationship with Mr. Ning and Taicom is consistent with IA Global’s focus on acquiring and developing high margin service delivery companies operating in the Asia Pacific Region.

Taicom helps clients trade levered securities such as commodities, foreign exchange and Nikkei 225 derivatives, as well as equities, bonds and mutual funds, and is expanding into the retail high net worth and mid-market institutional sectors in Japan. Taicom will provide valuable assistance to IA Global in broadening its shareholder base in Japan and Northern Asia, provide guidance in enhancing IA Global’s investor relations activities, and assist with fund raising activities in the Asian markets. Taicom’s business model is to acquire outdated and/or distressed investment brokerage businesses, and to improve operations by introducing new and proven wealth management business models from the United States, and to consolidate operations when tactically feasible. Taicom’s operations are currently in Japan, but they are beginning to extend operations into the United States. Business expansion plans include forming strategic relationships with third-party investment brokerages operating in emerging countries as well as acquisitions to create additional sales, operational and marketing synergies.

Mr. Ning began his financial services career with Shearson Lehman Brothers in 1987. He was subsequently affiliated with Merrill Lynch International and Oppenheimer & Co., where he advised affluent Asian corporations and families on investment matters. In 2005, he started the Arque Orion Group. This Group and its private equity fund co-own Arque & Co., Incorporated, an SEC registered investment advisor, which is expected to create proprietary financial service products for affiliate distribution in Japan and the US. Arque Capital, Ltd., a US-based investment brokerage company currently expanding into a 70-member group, is soon expected to be partially owned by Taicom. Arque Capital has a strategic relationship with the LRG Capital Group, a financial services company owned by Larry Goldfarb, who was formerly a Managing Director in the Mergers & Acquisitions group at CS First Boston. Members of LRG Capital offer M&A advisory services through Arque Capital. The Arque Orion Group is also a strategic partner of the Aspen Family Business Group, a premier international family business counseling group led by David Borke, an influential expert in family business counseling services.

Mr. Ning is a graduate of UCLA (BA - 1981) and the CORO Foundation Fellowship in Leadership Affairs program (1982). He is currently Vice Chair and Community Services Commissioner for the City of Torrance, California. Mr. Ning is also a former co-President of the Board of Directors of the Dashew International Center for Students and Scholars at UCLA, and a Member of Congressman Ed Royce’s Asia Pacific Congressional Advisory Committee. He currently holds FINRA Series 7, 24 and 63 licenses in the U.S. Firms controlled by Mr. Ning are active members of the Financial Industry Regulatory Authority (FINRA) and the Japan Securities Dealers Association (JSDA).

IA Global expects that Mr. Ning will play an important role in future of IA Global and that our 20% Taicom stake will prove to be an important investment for IA Global.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a broadly based Services Company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, the Company is actively expanding investments in the business process outsourcing (which includes human resources elements necessary to recruit and train the very large numbers of people), B2B and financial services sectors. These sectors demonstrate long-term growth prospects in which we, by applying our skills and resources can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass, the Philippines, Hong Kong/China, Singapore, and India and the outstanding growth opportunities and synergies these markets present.

In Japan, IA Global is 100% owner of Global Hotline, Inc., a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations.

In the Asia Pacific region, IA Global is the 100% owner of Asia Premier Executive Suites Inc. and Shift Resources Inc., companies who have now been merged into a single Business Processing Outsourcing organization named Global Hotline Philippines Inc. The Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 20% in Taicom Securities Co., Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

““Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The comments concerning the profitability, revenue and revenue growth, target markets and sectors, the Asia Global B2B strategy and the potential IPO status are forward looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.